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                                                                    EXHIBIT 99.1


                                          NEWS RELEASE
                                          FOR MORE INFORMATION
                                          CONTACT
                                          Robert B. Nolen, Jr.
                                          President and Chief Executive Officer
                                          (205) 221-4111
                                          -------------------
                                          FOR IMMEDIATE RELEASE
                                          JUNE 28, 2006


                            PINNACLE BANCSHARES, INC.

                       ANNOUNCES STOCK REPURCHASE PROGRAM

Jasper, Alabama . . . Pinnacle Bancshares, Inc. (AMEX:PLE), the holding company for Pinnacle Bank, Jasper Alabama, announced today that it is commencing a stock repurchase program to acquire up to 73,900 shares of common stock, or approximately 5% of the Company's currently outstanding shares.

         The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company. The repurchase program will occur over a period of up to two years beginning July 1, 2006, as a means of further enhancing stockholder value.

         Robert B. Nolen, Jr., President and Chief Executive Officer of the Company, stated that acquisitions for the share repurchase program will be made from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program may be modified, extended or discontinued at any time.

         At March 31, 2006, the Company had total assets of $224.8 million and stockholders' equity of $19.1 million. Pinnacle Bank operates six offices located in central and northwest Alabama.

         This news release contains forward-looking statements about the Company's stock repurchase program. The statements are based on management's current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. Should one or more of these expectations, estimates or projections prove incorrect, actual results may vary materially from these anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.